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                           May 5, 2023

       Carl Lundblad
       President
       LINKBANCORP, Inc.
       1250 Camp Hill Bypass
       Suite 202
       Camp Hill, PA 17011

                                                        Re: LINKBANCORP, Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed April 28,
2023
                                                            File No. 333-271516

       Dear Carl Lundblad:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact John
Stickel at 202-551-3324 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Finance